Filed Pursuant to Rule 433

Registration No. 333-229627

CSX Corporation

PRICING TERM SHEET

February 21, 2019

$600,000,000 4.250% Notes due 2029 (the “2029 Reopening Notes”)

$400,000,000 4.500% Notes due 2049 (the “2049 Notes”)

Issuer:	CSX Corporation

Expected Ratings*:	Baa1 / BBB+

Security:	4.250% Notes due 2029 4.500% Notes due 2049

Size:

2029 Reopening Notes: $600,000,000 (to become immediately fungible upon the Settlement Date with the outstanding 4.250% Notes due 2029 issued on November 15, 2018 in a principal amount of $350,000,000)

2049 Notes: $400,000,000

Maturity Dates:	2029 Reopening Notes: March 15, 2029 2049 Notes: March 15, 2049

Coupon:	2029 Reopening Notes: 4.250% 2049 Notes: 4.500%

Interest Payment Dates:	2029 Reopening Notes: March 15 and September 15, commencing March 15, 2019 2049 Notes: March 15 and September 15, commencing September 15, 2019

Price to Public:

2029 Reopening Notes: 102.904% (plus accrued interest from November 15, 2018 to the Settlement Date in an aggregate amount of $7,295,833.33, assuming the Settlement Date is February 28, 2019)

2049 Notes: 99.655%

Benchmark Treasury:	2029 Reopening Notes: 2.625% due February 15, 2029 2049 Notes: 3.375% due November 15, 2048

Benchmark Treasury Price and Yield:	2029 Reopening Notes: 99-13+; 2.691% 2049 Notes: 106-16; 3.041%

Spread to Benchmark Treasury:	2029 Reopening Notes: + 120 bps 2049 Notes: + 148 bps

Yield to Maturity:	2029 Reopening Notes: 3.891% 2049 Notes: 4.521%

Make-Whole Call:	2029 Reopening Notes: T + 20 bps 2049 Notes: T + 25 bps

Par Call:	2029 Reopening Notes: Within three months prior to the maturity date 2049 Notes: Within six months prior to the maturity date

Trade Date:	February 21, 2019

Expected Settlement Date**:	February 28, 2019 (T+5)

CUSIP / ISIN:	2029 Reopening Notes: 126408 HM8 / US126408HM81 2049 Notes: 126408 HP1 / US126408HP13

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Senior Co-Managers:	Citigroup Global Markets Inc. Mizuho Securities USA LLC UBS Securities LLC

Co-Managers:	MUFG Securities Americas Inc. PNC Capital Markets LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

**

We expect that delivery of the Notes will be made against payment therefor on or about February 28, 2019, which will be the fifth business day after the date hereof. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before their date of delivery, by virtue of the fact that the Notes will settle in five business days, should specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll free at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.